PRESS RELEASE



   LIBERTY BANCORP, INC. ANNOUNCES ADJUSTED FINANCIAL RESULTS FOR THE QUARTER
                             ENDED DECEMBER 31, 2006


Liberty, Missouri (February 5, 2007) - Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today an adjustment to previously reported net earnings for the quarter ended December 31, 2006. Net earnings for the quarter ended December 31, 2006 are now reported as $560,000, or $.12 per diluted share, compared to previously reported net earnings of $514,000, or $.11 per diluted share.

It was discovered during the Company's internal review process that interest expense was overstated by $72,000 ($46,000, net of tax effect) for the quarter ended December 31, 2006. No other periods were affected by this adjustment.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with branches in Kansas City, Plattsburg, Platte City and Independence.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.


CONTACT:

Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer